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                                                                      EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:                                  COMPANY CONTACT:
   Neil Berkman or Melanie Beeler                               Owen Farren
   Neil Berkman Associates                                      President & CEO
   (310) 277-5162                                               (856) 727-1500
info@BerkmanAssociates.com                                      www.slpdq.com


              SL INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER OUTLOOK


        MT. LAUREL, NEW JERSEY, JANUARY 15, 2002 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) announced today that net sales from continuing operations for the fourth quarter ended December 31, 2001 were $34,437,000, compared to net sales from continuing operations of $33,968,000 in the third quarter of 2001 and $35,638,000 for the same period in 2000. The decrease from last year is due entirely to the decline in telecommunications and semiconductor business activity. SL Industries begins the new year with a backlog of $54,855,000, as compared to a backlog of $59,066,000 at December 31, 2000. This decrease of $4,211,000 is also due to decreased orders for telecommunications and semiconductor products, offset, in part, by increased orders for aerospace, utilities, industrial and medical products.

        The Company anticipates that income from continuing operations in the fourth quarter of 2001 will be positive. Additionally, the Company will be recording at least a $1,000,000 pre-tax reduction in losses from discontinued operations in the fourth quarter due to the reversal of charges previously taken on the sale of SL Waber. This is due primarily to the disposition of liabilities for less than their full amount.

        Owen Farren, President and Chief Executive Officer, commented, "Over the course of the last quarter, SL Industries experienced greater stability in all of its served markets even in the aftermath of September 11. With its restructuring plan almost complete, we believe the Company is well positioned to move forward, and we are optimistic that the Company will record positive earnings throughout 2002 based upon the current level of business activity. Substantially all of the charges incurred in connection with the restructuring plan were recorded in 2001."

        Farren continued, "We would like to briefly outline the actions taken this year to effect the restructuring plan. The Company closed two manufacturing plants (one by sale and one by consolidation) and two engineering and administrative facilities, all in the power electronics group. All of the expenditures incurred in connection with these closings were paid from operating cash flows. The Company continued to service its debt and meet its financial obligations. In December, it also amended its credit facility to be in compliance with its financial ratios.

        "Moreover, management has taken action to strengthen the Company's balance sheet. As previously announced, the Company has undertaken to sell non-operating assets to increase liquidity. We expect to realize cash of approximately $14 million from these sales in the first quarter of 2002, a significant portion of which will be used to pay down debt."


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SL INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER OUTLOOK
January 15, 2002
Page Two

        Farren concluded, "Our actions have made it possible to receive indications of interest from several commercial lenders to obtain a new line of credit. We are currently in negotiations to enter into a long-term debt facility on favorable terms. If the Company is successful in concluding a new line of credit, it will significantly reduce the Company's interest rate as well as enable it to reinvest in the business and fund other initiatives that may enhance our ability to maximize shareholder value through the sale process.

        "As we previously announced, the Company received attractive offers for two of its business units. Discussions have progressed well with one of the potential purchasers for one of its business units. We are hopeful that the Company will be able to complete the sale of that unit in the near future. Consistent with the Board's strategy, SL Industries will continue to operate its business and strive to maximize value through the timely sale of SL or its business units."

CONFERENCE CALL

        In order for shareholders to discuss the Company's business prior to the scheduled Annual Meeting, SL Industries has scheduled a conference call for today at 4:30 PM EST. To participate in the conference call, dial (212) 346-0100 at least five minutes before the call begins. A simultaneous WebCast of the conference call may be accessed online at www.CompanyBoardroom.com or at www.slpdq.com. A replay will be available immediately following the WebCast at these same Internet addresses. For a telephone replay, dial 800-633-8284, reservation #20203598, beginning approximately one hour after the call.

ABOUT SL INDUSTRIES, INC.

        SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace, telecommunications and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's website at www.slpdq.com.


FORWARD-LOOKING STATEMENTS

        This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the restructuring and other cost reduction actions undertaken by the Company, the timing and degree of any business recovery in certain of the Company's markets that are currently experiencing an economic downturn, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Those conditions include increased economic uncertainty and political instability following the terrorist attacks in the United States on September 11, 2001. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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